STEIN ROE BALANCED FUND
                           STEIN ROE GROWTH STOCK FUND
                     STEIN ROE GROWTH INVESTOR FUND CLASS S
                      STEIN ROE MIDCAP GROWTH FUND, CLASS S
                          STEIN ROE FOCUS FUND CLASS S
                  STEIN ROE CAPITAL OPPORTUNITIES FUND CLASS S
                   STEIN ROE SMALL COMPANY GROWTH FUND CLASS S

                 Supplement to Prospectus dated February 1, 2002


The section The Funds' Management; Portfolio Managers is revised in its entirety as follows:

Balanced Fund/Balanced Portfolio--Harvey B. Hirschhorn, portfolio manager since 1996; Sandra Knight, associate portfolio manager since 1996.

Growth Stock Fund/Growth Stock Portfolio--Erik P. Gustafson, portfolio manager since 1994; David P. Brady, associate portfolio manager since 1996.

Growth Investor Fund/Growth Investor Portfolio--Erik P. Gustafson and David P. Brady, co-portfolio managers since 1995.

Midcap Growth Fund--Richard J. Johnson, portfolio manager since March, 2002.

Focus Fund--David P. Brady, portfolio manager since June, 1998.

Capital Opportunities Fund--Richard J. Johnson, portfolio manager since March, 2002.

Small  Company  Growth  Fund--William  M.  Garrison,   portfolio  manager  since
September, 1998.

David P. Brady, a senior vice president of Stein Roe & Farnham Incorporated (Stein Roe), joined Stein Roe in 1993 and served as an associate portfolio manager until 1995. Mr. Brady has managed various other funds for Stein Roe since March, 1995. He holds a B.S. degree in finance, graduating Magna Cum Laude, from the University of Arizona, and a M.B.A. degree from the University of Chicago.

William M. Garrison, a senior vice president of Stein Roe, joined Stein Roe in 1989 as a research associate and has managed various funds for Stein Roe since September, 1998. He earned an A.B. degree from Princeton University and a M.B.A. degree from the University of Chicago.

Erik P. Gustafson, a senior vice president of Stein Roe, joined Stein Roe in 1992 as a portfolio manager for privately managed accounts. Mr. Gustafson currently manages various other funds for Stein Roe and its affiliates. He holds a B.A. degree from the University of Virginia and M.B.A. and J.D. degrees from Florida State University.

Harvey B. Hirschhorn joined Stein Roe in 1973 and is executive vice president and chief economist and investment strategist. He holds an A.B. degree from Rutgers University and a M.B.A. degree from the University of Chicago, and is a chartered financial analyst.

Richard J. Johnson is a vice president of Columbia Management Group, Inc. (Columbia Management), an affiliate of Stein Roe, and Stein Roe since 1994 and 2002, respectively. He also has managed various funds for Columbia Management since 1995. Mr. Johnson received a M.B.A. degree from the Anderson School of Management at UCLA and is a chartered financial analyst.

Sandra Knight is a vice president of Stein Roe, which she joined in 1991 as a quantitative analyst. She earned a B.S. degree from Lawrence Technological University and a M.B.A. degree from Loyola University of Chicago.

Stein Roe has retained Nordea Investment Management North America, Inc. (Nordea), as sub-advisor to manage a portion of the Balanced Fund's foreign securities. The sub-advisory agreement with Nordea provides that Stein Roe shall pay Nordea a monthly fee at the annual rate of 0.40% of the average daily net asset value of that portion of the Fund's assets under management by Nordea.

Nordea is located at 437 Madison Avenue, 22nd Floor New York, NY 10022. In addition to sub-advising the Fund, Nordea offers a range of equity investment products and services to institutional clients, including private and public retirement funds, unions, endowments, foundations, and insurance companies, as well as to mutual fund sponsors on a sub-advisory basis. Nordea is an indirect, wholly owned subsidiary of Nordea AB, one of Scandinavia's leading financial institutions.

Nordea's investment decisions are made by a team. No single individual at Nordea is primarily responsible for making investment decisions with respect to the Balanced Fund.



DIR-36/338J-0302                                             April 1, 2002